February 2, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read exhibit 4 in its entirety of the Form 1-U for the event that occurred on January 11 & 12, 2017, of Green Leaf Investment Fund, Inc. and are in agreement with the statements contained therein in as much as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Scrudato & Co., PA

Califon, New Jersey

February 2, 2017